Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. DECLARES QUARTERLY DIVIDEND

Manitowoc, WI, November 20, 2019 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on November 19, 2019 its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be payable on December 20, 2019 to shareholders of record as of December 6, 2019.

“We are very pleased with the improvement we have seen in our credit portfolio this quarter as well as our record quarterly earnings,” stated Tim Schneider, President of the Company and CEO of the Bank.  “This dividend reflects the continued confidence we have in ICBK and our strategy.”

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.   Visit our Investor Relations site at Investors.ICBK.com for more details.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com